Exhibit 99.1

Smurfit-Stone

For Immediate Release

Contact:	Tom Lange (media) 314-746-1254
John Haudrich (investors) 314-746-1266
Mylène Labrie (Canada) 514-864-5103

LOWER SELLING PRICES AND HIGHER ENERGY, FIBER AND

BENEFIT COSTS AFFECT SMURFIT-STONE’S FIRST QUARTER EARNINGS

CHICAGO, March 19, 2004 — Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that it expects a first quarter 2004 loss of approximately $0.22—$0.25 per diluted share.  Lower selling prices and higher energy, fiber and employee benefit costs are adversely affecting earnings in the quarter.

                Prices for corrugated containers will likely decline approximately $10 million in the first quarter 2004 compared to the fourth quarter 2003.  Recovered fiber and energy costs are expected to exceed those of the fourth quarter 2003 by an estimated $20 million.  Employee benefit costs are also estimated to be $20 million higher in the first quarter 2004 compared to the prior quarter.

                Commenting on the results, Patrick J. Moore, chairman, president and chief executive officer, said, “As previously disclosed, we expected a difficult first quarter.  We anticipated that the unexpected containerboard price decreases we saw in the fourth quarter would adversely affect us this year.  That decrease has also had a negative impact on selling prices for containers versus the fourth quarter.  Energy prices, especially natural gas, have been persistently high throughout the first quarter.  Finally, recycled fiber prices, responding to higher mill operating rates and greater export demand, have risen faster than expected.”  These factors and higher employee benefit costs have created greater than expected pressure on operating margins.

Moore stressed that despite the margin pressures, demand for packaging is increasing at a steady pace, paving the way for price and margin improvement in the remainder of the year.  “Although the return to profitability is taking longer than expected, demand is increasing, our inventories remain low and our mill operating rates are healthy.  We have begun to implement containerboard and corrugated container price increases as planned, and we have advised customers of increases on coated boxboard, bleached board and market pulp.”

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Smurfit-Stone Container Corporation (NASDAQ: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; clay-coated recycled boxboard; and is the world’s largest paper recycler.  In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 260 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,400 people.

                This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.